Exhibit 99

Dillard’s, Inc. Reports Third Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 9, 2017--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 39 weeks ended October 28, 2017. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Third Quarter Results

Dillard’s reported net income for the 13 weeks ended October 28, 2017 of $14.5 million, or $0.50 per share, compared to net income of $22.8 million, or $0.67 per share, for the prior year third quarter. Included in net income for the 13-week period ended October 28, 2017 is a pretax gain on disposal of assets of $4.8 million ($3.1 million after tax or $0.11 per share) and $0.8 million loss on extinguishment of debt ($0.5 million after tax or $0.02 per share). The gain on disposal of assets includes the sale of a store property and insurance recovery on a previously damaged Chesterfield, Missouri location partially offset by a loss on the sale of equipment. The loss on extinguishment of debt relates to the write-off of deferred credit facility fees upon the Company's replacement of the facility earlier in the third quarter.

Net sales for the 13 weeks ended October 28, 2017 and for the 13 weeks ended October 29, 2016 were $1.355 billion and $1.366 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total merchandise sales (which excludes CDI) for the 13-week period ended October 28, 2017 were $1.313 billion and $1.323 billion for the 13-week period ended October 29, 2016. Total merchandise sales decreased 1% for the 13-week period ended October 28, 2017. Sales in comparable stores for the period also decreased 1%. Sales of ladies' apparel were notably above the average company sales trend, with above trend performances also noted in ladies' accessories and lingerie and juniors' and children's apparel. Sales were slightly above trend in men's apparel and accessories and consistent with trend in home and furniture. Sales were slightly below trend in shoes and significantly below trend in cosmetics. Sales were strongest in the Western and Eastern regions followed by the Central region.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, "Hurricanes Harvey and Irma affected our two largest states, Texas and Florida, leading to a sales decline of 1%. Excluding these events, we believe sales would have been flat for the quarter. We were encouraged by positive sales trends in the past few weeks of the quarter, and we hope it continues."

39-Week Results

Dillard’s reported net income for the 39 weeks ended October 28, 2017 of $63.8 million, or $2.14 per share, compared to net income of $112.3 million, or $3.24 per share, for the prior year 39-week period. Included in net income for the 39-week period ended October 28, 2017 is a pretax gain on disposal of assets of $4.9 million ($3.1 million after tax or $0.10 per share) and $0.8 million loss on extinguishment of debt ($0.5 million after tax or $0.02 per share). See above description of these items.

Net sales for the 39 weeks ended October 28, 2017 and for the 39 weeks ended October 29, 2016 were $4.200 billion and $4.321 billion, respectively. Total merchandise sales for the 39-week period ended October 28, 2017 were $4.083 billion and $4.175 billion for the 39-week period ended October 29, 2016. Total merchandise sales decreased 2% for the 39-week period ended October 28, 2017. Sales in comparable stores for the period also decreased 2%.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) declined 137 basis points of sales for the 13 weeks ended October 28, 2017 compared to the prior year third quarter due to increased markdowns. Consolidated gross margin for the 13 weeks ended October 28, 2017 declined 133 basis points of sales compared to the prior year third quarter. Inventory increased 3% at October 28, 2017 compared to October 29, 2016.

Selling, General & Administrative Expenses

Selling, general and administrative expenses ("operating expenses") were $411.1 million (30.3% of sales) and $410.5 million (30.1% of sales) during the 13 weeks ended October 28, 2017 and October 29, 2016, respectively.

Share Repurchase

During the 13 weeks ended October 28, 2017, the Company purchased $23.7 million (0.4 million shares) of Class A Common Stock under its $500 million share repurchase program. As of October 28, 2017, authorization of $69.5 million remained under the program. Total shares outstanding (Class A and Class B Common Stock) at October 28, 2017 and October 29, 2016 were 28.7 million and 33.5 million, respectively.

Store Information

At October 28, 2017, the Company operated 268 Dillard’s locations and 25 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at October 28, 2017 was 49.1 million square feet. Damage to the Company's properties as a result of the above mentioned hurricanes was minimal.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				39 Weeks Ended
	October 28, 2017		October 29, 2016		October 28, 2017		October 29, 2016
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,354.9	100.0%	$1,365.6	100.0%	$4,200.2	100.0%	$4,321.3	100.0%
Service charges and other income	41.9	3.1	40.9	3.0	113.3	2.7	112.7	2.6
	1,396.8	103.1	1,406.5	103.0	4,313.5	102.7	4,434.0	102.6

Cost of sales	890.1	65.7	878.9	64.4	2,767.2	65.9	2,810.8	65.0
Selling, general and administrative expenses	411.1	30.3	410.5	30.1	1,211.3	28.8	1,204.1	27.9
Depreciation and amortization	57.0	4.2	60.7	4.4	176.9	4.2	181.9	4.2
Rentals	6.3	0.5	5.7	0.4	18.9	0.5	17.5	0.4
Interest and debt expense, net	15.0	1.1	15.6	1.1	46.5	1.1	47.3	1.1
Loss on extinguishment of debt	0.8	0.1	—	0.0	0.8	0.0	—	0.0
Gain on disposal of assets	4.8	0.4	—	0.0	4.9	0.1	0.9	0.0
Income before income taxes and income on and equity in earnings of joint ventures	21.3	1.6	35.1	2.6	96.8	2.3	173.3	4.0
Income taxes	6.8		12.3		33.0		61.0
Income on and equity in earnings of joint ventures	—	0.0	—	0.0	—	0.0	—	0.0
Net income	$14.5	1.1%	$22.8	1.7%	$63.8	1.5%	$112.3	2.6%

Basic and diluted earnings per share	$0.50		$0.67		$2.14		$3.24
Basic and diluted weighted average shares	28.9		34.0		29.9		34.7

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	October 28, 2017	October 29, 2016
Assets
Current Assets:
Cash and cash equivalents	$114.9	$80.5
Accounts receivable	35.0	42.5
Merchandise inventories	1,957.2	1,902.0
Federal and state income taxes	10.8	4.3
Other current assets	52.9	61.2
Total current assets	2,170.8	2,090.5

Property and equipment, net	1,711.8	1,825.2
Other assets	252.7	268.5

Total Assets	$4,135.3	$4,184.2

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,277.7	$1,123.1
Other short-term borrowings	—	17.0
Current portion of long-term debt and capital leases	249.2	3.3
Total current liabilities	1,526.9	1,143.4

Long-term debt and capital leases	368.6	617.5
Other liabilities	238.9	243.2
Deferred income taxes	210.3	243.9
Subordinated debentures	200.0	200.0
Stockholders' equity	1,590.6	1,736.2

Total Liabilities and Stockholders' Equity	$4,135.3	$4,184.2

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	39 Weeks Ended
	October 28, 2017	October 29, 2016
Operating activities:
Net income	$63.8	$112.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	178.5	183.6
Loss (gain) on disposal of assets	1.0	(0.9)
Gain from insurance proceeds	(5.9)	—
Loss on extinguishment of debt	0.8	—
Changes in operating assets and liabilities:
Decrease in accounts receivable	13.3	4.7
Increase in merchandise inventories	(550.9)	(529.2)
Increase in other current assets	(15.7)	(13.2)
Decrease in other assets	4.5	6.6
Increase in trade accounts payable and accrued expenses and other liabilities	434.7	433.8
Decrease in income taxes	(68.6)	(71.8)
Net cash provided by operating activities	55.5	125.9

Investing activities:
Purchase of property and equipment	(106.3)	(73.4)
Proceeds from disposal of assets	11.7	1.0
Proceeds from insurance	4.9	—
Investment in joint venture	—	(20.0)
Distribution from joint venture	2.1	—
Net cash used in investing activities	(87.6)	(92.4)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(3.0)	(3.0)
Cash dividends paid	(6.5)	(7.4)
Purchase of treasury stock	(189.4)	(162.5)
Issuance cost of line of credit	(1.1)	—
Increase in short-term borrowings	—	17.0
Net cash used in financing activities	(200.0)	(155.9)

Decrease in cash and cash equivalents	(232.1)	(122.4)
Cash and cash equivalents, beginning of period	347.0	202.9
Cash and cash equivalents, end of period	$114.9	$80.5

Non-cash transactions:
Accrued capital expenditures	$8.7	$7.5
Accrued purchase of treasury stock	1.0	3.1
Stock awards	0.9	0.9
Insurance recoveries	—	2.8

Estimates for 2017
The Company is providing the following estimates for certain financial statement items for the fiscal year ending February 3, 2018 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2017	2016
	Estimated	Actual
Depreciation and amortization	$230	$244
Rentals	28	26
Interest and debt expense, net	63	63
Capital expenditures	125	105

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “hope,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar  nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 28, 2017, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Bull
501-376-5965
julie.bull@dillards.com